Exhibit 5.1

Hughes Hubbard & Reed LLP One Battery Park Plaza New York, New York 10004-1482 Telephone: +1 (212) 837-6000 Fax: +1 (212) 422-4726 hugheshubbard.com

August 12, 2024

Flushing Financial Corporation
220 RXR Plaza
Uniondale, NY 11556

Re:	2014 Omnibus Incentive Plan and Flushing Bank 401(k) Savings Plan

Ladies and Gentlemen:

We have acted as counsel to Flushing Financial Corporation, a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company from time to time of (i) 974,000 shares of common stock, $0.01 par value (the “Common Stock”), of the Company, to be issued pursuant to the Company’s 2024 Omnibus Incentive Plan (the “Incentive Plan”), and (ii) an additional 1,000,000 shares of Common Stock to be issued pursuant to the Flushing Bank 401(k) Savings Plan (together with the Incentive Plan, the “Plans”). This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K of the Act.

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that if, as and when the shares referenced above have been issued and sold (and the consideration therefor received) in accordance with the terms of the respective Plans and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable.

Our opinion expressed above is limited to the Delaware General Corporation Law, and we express no opinion with respect to the applicability of any other laws. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events, or developments which hereafter may be brought to our attention, and which may alter, affect or modify the opinions expressed herein. Our opinions are expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plans, or the Shares.

Very truly yours,

/s/ Hughes Hubbard & Reed LLP